UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 16, 2004

COVENANT TRANSPORT, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-24960	88-0320154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Birmingham Hwy., Chattanooga, TN	37419
(Address of principal executive offices)	(Zip Code)

(423) 821-1212
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

See the information set forth in Item 2.03 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 16, 2004, Covenant Transport, Inc., a Nevada corporation (the “Parent”), and Covenant Asset Management, Inc., a Nevada corporation and one of the Parent’s subsidiaries, entered into an Amended and Restated Credit Agreement with Bank of America, N.A., as agent, and SunTrust Bank, Branch Banking and Trust Company, National City Bank of Kentucky, BNP Paribas, AmSouth Bank, and First Tennessee Bank National Association (collectively, the “Lenders”), which matures December 16, 2009 (the “Credit Agreement”). The Credit Agreement takes the place of a former credit agreement with Bank of America and other lenders, originally entered into on December 13, 2000, which was scheduled to mature December 13, 2005. Borrowings under the Credit Agreement are based on the banks' base rate or LIBOR plus an applicable margin that is adjusted quarterly between 0.75% and 1.25% based on cash flow coverage. The Credit Agreement is guaranteed by the Company and all of the Company's subsidiaries except CVTI Receivables Corp and Volunteer Insurance Limited and is secured by a pledge of all of such subsidiaries’ stock.

The Credit Agreement has a maximum revolving borrowing limit of 90% of net book value of revenue equipment or $150.0 million. Letters of credit are limited to an aggregate commitment of $75.0 million and a swing line facility has a limit of $10.0 million. A commitment fee, that is adjusted quarterly between 0.15% and 0.25% per annum based on cash flow coverage, is due on the daily unused portion of the Credit Agreement. The Credit Agreement contains certain restrictions and covenants relating to, among other things, dividends, tangible net worth, cash flow, acquisitions and dispositions, and total indebtedness. The Credit Agreement includes usual and customary events of default for a facility of this nature and provides that, upon the occurrence and continuation of an event of default, payment of all amounts payable under the Credit Agreement may be accelerated, and the Lenders’ commitments may be terminated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVENANT TRANSPORT, INC.

Date: December 21, 2004	By:	/s/ Joey B. Hogan
Joey B. Hogan
Executive Vice President and
Chief Financial Officer